Exhibit 10.2

FAMILY DOLLAR STORES, INC.

2006 INCENTIVE PLAN

Guidelines for Annual Cash Bonus Awards

1.	Purpose

Family Dollar Stores, Inc. (the “Company”) maintains for the benefit of eligible individuals the Family Dollar Stores, Inc. 2006 Incentive Plan (the “Plan”), which is intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of such individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. These Guidelines for Annual Cash Bonus Awards (the “Guidelines”) are intended to implement the Plan by providing eligible Team Members of the Company an opportunity to participate in the Company’s success by earning annual incentive compensation in the form of a cash bonus based on the Company’s achievement of pre-tax earnings goals and the Team Members’ contributions to meeting such goals.

These Guidelines are adopted pursuant to relevant provisions of the Plan and are to be interpreted and applied in accordance with the terms and provisions thereof. Specifically, these Guidelines provide for the grant of Performance-Based Cash Awards under Article 9 of the Plan and, with respect to Covered Employees, the grant of Qualified Performance-Based Awards under Article 14 of the Plan. Unless otherwise provided herein, capitalized terms used in these Guidelines will have the meaning given such terms in the Plan.

2.	Scope

The Guidelines cover eligible Team Members as described in Section 3 of these Guidelines. The Guidelines cover the Company’s fiscal (not calendar) year that is the 12-month period that generally runs from approximately September to August. The actual dates for the fiscal year are determined and announced by the Company prior to the beginning of each fiscal year.

3.	Eligibility

Eligibility for participation in the Plan under these Guidelines shall be determined by any of the Chairman and Chief Executive Officer, the President or the Senior Vice President, Human Resources (or their designees) and communicated to department heads. Additional eligibility requirements are as follows:

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A Team Member must be classified as a regular, full-time employee for the entire fiscal year or the Team Member’s entire employment period in the fiscal year if the Team Member was hired subsequent to the beginning of the fiscal year. Notwithstanding the preceding, if a Team Member, whose position was previously not identified as eligible for participation in the Plan under these Guidelines (including a Team Member classified as a part-time employee), is promoted or transferred to a position eligible to participate in the Plan under these Guidelines during the relevant fiscal year, such Team Member will participate in this plan, subject to its conditions, on a prorated basis. The prorated calculation will be based upon the number of weeks and respective salary in each position.

•	A Team Member must be hired and on the active payroll as a full-time employee as of the first business day after May 31 of the applicable fiscal year in order to participate during that fiscal year.

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If a Team Member, whose position was previously not identified as eligible for participation in the Plan under these Guidelines and who was eligible to participate in another bonus plan, is promoted to a position eligible to participate in the Plan under these Guidelines during the relevant fiscal year, such Team Member will participate in each plan, subject to its conditions, on a prorated basis. The prorated calculation will be based upon the number of weeks and respective salary in each position.

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If a Team Member’s position is changed during the relevant fiscal year and as a result of that change the bonus percentage applied in his or her individual bonus calculation under these Guidelines is affected, such Team Member will participate on a prorated basis at each bonus percentage level based upon the number of weeks and respective salary in each position.

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Except as otherwise provided below, a Team Member must be on the payroll in a regular, full-time, active status when bonus checks are issued in order to receive payment under these Guidelines. Except as otherwise provided below, a Team Member who is not on the payroll in regular, full-time, active status when bonus checks are issued shall forfeit all payments under these Guidelines. A Team Member on leave of absence, regardless of type, will receive the bonus payment only upon return within one year of the commencement of such leave to regular, full-time, active status during the sixty (60) day period following the end of the fiscal year to end concurrent with or immediately following, as applicable, the date of the Team Member’s return to regular, full-time active status; provided, however, that the Team Member must be on the payroll in regular, full-time, active status on the payment date in order to receive payment. A Team Member who is not on the payroll in regular, full-time, active status on the applicable payment date following return from leave (other than approved military leave) will forfeit any right to the payment. Team Members on military leave will be issued payment at the time bonus checks are issued even if they have not returned to regular, full-time, active status at that time.

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A Team Member whose employment with the Company terminates for any reason, other than death or termination of employment due to Disability or Retirement during the last half of the fiscal year, prior to the issuance of bonus checks will forfeit any bonus such the Team Member otherwise would have been entitled to receive.

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A Team Member who dies or terminates employment due to Disability or Retirement after the end of the fiscal year but before the issuance of bonus checks will not forfeit the bonus which the Team Member would have otherwise been entitled to receive.

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A Team Member who dies or terminates employment due to Disability during a fiscal year will participate on a prorated basis in the bonus program based upon the number of weeks of employment with the Company during such fiscal year and based upon an assumed performance rating of 3.

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A Team Member who terminates employment due to Retirement during a fiscal year will participate on a prorated basis in the bonus program based upon the number of weeks of employment with the Company during such fiscal year and based upon an assumed performance rating of 3; provided that the Team Member must continue in employment for the first half of the fiscal year. A Team Member who terminates employment due to Retirement in the first half of the fiscal year will not receive any bonus amounts pursuant to these Guidelines for such fiscal year.

•	These Guidelines do not in any manner restrict the right of the Company or the Team Member to terminate employment at any time, for any reason, with or without cause.

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A Team Member otherwise meeting all of the eligibility requirements of these Guidelines, but whose performance rating for the fiscal year is a 1, will not participate in the Plan under these Guidelines or be eligible for bonus for that fiscal year.

4.	Target Bonus Amount and Adjustments for Performance

The target bonus amount for a Team Member under these Guidelines equals a percentage of the Team Member’s base compensation received in the relevant fiscal year, generally ranging from 5% to 100%. (See above for changes in the Team Member’s position during the fiscal year.) The applicable percentage for a Team Member will be established by Human Resources and communicated to department heads. The actual bonus amount for the fiscal year, if any, will be determined as a percentage of the target bonus amount depending on Company and individual performance as follows:

A.	Company pre-tax earnings vs. Target

•	The Board of Directors of the Company determines prior to, or within 90 days after the beginning of, each fiscal year a pre-tax earnings goal for the fiscal year.

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In addition, under relevant provisions of the Plan, the pre-tax earnings goal for the relevant fiscal year may be further adjusted to reflect extraordinary events or circumstances affecting the Company or its business, which render such goal unsuitable.

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Achievement of the pre-tax earnings goal determines the first part of the bonus calculation under these Guidelines. Achievement at the 100% level would provide for payment at the Guidelines’ “target” payout percentage (a percentage of the Team Member’s base salary times an established individual performance multiplier – See B below).

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If the pre-tax earnings goal is exceeded, the target bonus amount will increase by 3.33% for each 1% by which the goal is exceeded, to a maximum of 50% additional bonus for exceeding the goal by 15%, and thereafter will increase by 5% for each 1% by the goal is exceeded, to a maximum of an additional 50% bonus (up to a total of 200%) for exceeding the goal by 25%.

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If the pre-tax earnings goal is not achieved, the target bonus amount will decrease by 3.3% for each 1% by which the goal is not achieved, with no bonus being payable if pre-tax earnings are less than 85% of the goal.

•	Calculation of the target bonus payout percentage as described in the previous two paragraphs is reflected in the following chart:

Performance Level Against Pre-Tax Earnings Goal *	Payout as Percent (%) of Target Bonus Opportunity

>= 125%	200%

115%	150%

100%	100%

85%	50%

< 85%	0%

*	Linear interpolation will be used for performance between stated levels.

B.	Individual Team Member performance level for the fiscal year as determined on a five point rating scale and the incentive grouping / position level of the Team Member.

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A performance multiplier is applied to the target bonus amount for which an individual Team Member is eligible, as determined by the Team Member’s position level. The multiplier is determined using two factors: individual performance level and incentive level grouping as determined by position.

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Six incentive groupings have been established based upon position levels within the Company. The higher the position level, the more heavily weighted the Company pre-tax earnings performance becomes. The following ratios are used to establish the multiplier:

1. Incentive Group 1

80/20 (80% individual performance, 20% Company performance)

2. Incentive Group 2

60/40 (60% individual performance, 40% Company performance)

3. Incentive Group 3

40/60 (40% individual performance, 60% Company performance)

4. Incentive Group 4

20/80 (20% individual performance, 80% Company performance)

5. Incentive Group 5

10/90 (10% individual performance, 90% Company performance)

6. Incentive Group 6

100% (100% Company performance), subject to additional rules set forth below.

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A matrix is developed annually by the Company that incorporates the Company payout ratio, the incentive groups outlined above, and the eligible individual performance ratings ranging from 5 to 1 with 5 being the highest possible rating and 1 being the lowest possible rating. The resulting multiplier is a function of these elements and is reflective of individual eligibility and performance level.

C.	Qualified Performance-Based Awards

Notwithstanding anything in these Guidelines to the contrary, the following provisions will apply to any Team Member who is a Covered Employee for purposes of benefiting from the Section 162(m) Exemption applicable to Qualified Performance-Based Awards under Article 14 of the Plan. Please refer to the Plan document for further information.

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All determinations under these Guidelines will be made by the Committee which, pursuant to section 4.1 of the Plan, will consist of all the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code.

•	The Committee will establish the target bonus amount for each Team Member covered by this Section 4.C and the pre-tax earnings goal for the fiscal year.

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Notwithstanding the foregoing, the Committee will adjust the pre-tax earnings goal for the fiscal year with respect to each Team Member covered by this Section 4.C to adequately reflect the occurrence, during such fiscal year, of any of the events described in Section 14.4 of the Plan.

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Payment of any cash bonus under these Guidelines to any Team Member covered by this Section 4.C is conditioned upon the written certification of the Committee that the performance goals and any other material conditions applicable to such award were satisfied.

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The Committee will retain the discretion to decrease, but not increase, the amount of any cash bonus otherwise payable to any Team Member covered by this Section 4.C in accordance with the applicable performance formula described above. Specifically, with respect to any Team Member covered by this Section 4.C who is not a member of the Incentive Group 6 described above (and whose bonus therefore is calculated in part on the basis of the Team Member’s individual performance), the Committee will use the Team Member’s individual performance level for the relevant fiscal year solely for purposes of decreasing (to the extent permitted by the performance formula described above) the amount of any cash bonus otherwise payable to the Team Member, if the Committee deems it appropriate in its discretion.

•	In no event will the amount of any cash bonus otherwise payable to any Team Member covered by this Section 4.C in accordance with the applicable performance formula described above exceed $3,000,000.

•	Payment of any cash bonus under these Guidelines to any Team Member covered by this Section 4.C is conditioned upon the Plan having been previously approved by the shareholders of the Company.

5.	Additional Rules

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Notwithstanding anything in these Guidelines to the contrary, the pre-tax earnings goal and the total annual bonus pool available for awards made pursuant to these Guidelines to participating Team Members in the relevant fiscal year shall be determined by the Committee (subject to the rules described above relating to Qualified Performance-Based Awards) after the end of such fiscal year and shall be computed on a consolidated basis determined in accordance with generally accepted accounting principles (“GAAP”), before any deduction for federal or state income taxes. In no event will the total annual bonus pool exceed 7% of the net profit realized by the Company and its subsidiaries during the fiscal year, before any deduction in respect of, or provision for, (i) appropriations or distributions made or to be made under these Guidelines, or (ii) payments made to officers or other employees under any agreement or other arrangements based upon or relating to profits of the Company or any of its subsidiaries, years of service with the Company or any of its subsidiaries or performance of the Company’s retail stores (collectively, (i) and (ii) being referred to as the “bonus payments”); provided that the Committee may make the same adjustments to such net profit as may be made by the Committee with respect to the pre-tax earnings goal to recognize or to exclude any adjustment as set forth in Section 14.4 of the

Plan. The Company shall not be considered to have achieved the pre-tax earnings goal in any fiscal year in which the pre-tax earnings goals is achieved on a GAAP basis only if the bonus payments to be paid and accrued pursuant to GAAP are excluded from such calculation.

•	Bonuses earned under these Guidelines will be paid within two and one-half months following the end of the fiscal year.

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All bonus payments under these Guidelines are considered supplemental pay and will be taxed as such. Appropriate withholding and deductions will be taken from such payments. Percentages will be rounded to the nearest 1/10 of a percent (for example, 10.3%). Amount of bonus will be rounded up to the nearest whole dollar.

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The amount of a Team Member’s earnings for the fiscal year which have actually been paid to the Team Member will be used in determining the calculation. This calculation excludes the salary elements for Company Aircraft, Company Car, GTL Imputed Income, or any bonus payments issued during the fiscal year.

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These Guidelines cannot be changed or modified by a verbal communication or course of dealing, but only by a written communication signed by the Chairman, Chief Executive Officer or President of the Company.

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In the event of major economic changes, catastrophic events, or any other circumstances not contemplated by the Company (but subject to the rules described above relating to Qualified Performance-Based Awards), the Committee reserves the right to alter, amend, or terminate these Guidelines and any awards hereunder.

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The Chairman, Chief Executive Officer or President of the Company will make all final decisions, rulings and interpretations under these Guidelines (subject to the rules described above relating to Qualified Performance-Based Awards, which may require action by the Committee). By participating in the Plan under these Guidelines, each Team Member agrees that such decisions, rulings and interpretations will be final and that each Team Member will be bound by them. Each Team Member further agrees that if and when any circumstances arise relating to these Guidelines which are not covered by this description of the Plan, the Team Member will be bound by the final decision, ruling or interpretation of the Chairman, Chief Executive Officer or President of the Company.

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In the event the Company restates its financial results within twelve (12) months of the payment of a bonus under these Guidelines due to material non-compliance by the Company with any financial reporting requirements of the federal securities laws, as a result of intentional misconduct (as determined by the members of the Board who are “independent” under the Company’s Corporate Governance Guidelines), the Company’s executive officers shall reimburse the Company the difference between (x) the amount of the bonus actually awarded to the executive officer and (y) the amount of the bonus such executive officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Adopted by the Compensation Committee: October 3, 2006

Amended: August 28, 2007; November 5, 2007; October 7, 2008; October 13, 2009; May 10, 2011; May 9, 2012